Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-138073 and Form S-8 Nos. 333-31751, 333-67265, 333-62618, 333-107462, 333-118041, 333-136406 and 333-144462) of NMT Medical, Inc. and in the related Prospectus of our report dated March 9, 2007, with respect to the consolidated financial statements of NMT Medical, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 11, 2009